                                  Exhibit 99.1

                   GREIF, INC. REPORTS SECOND QUARTER RESULTS

DELAWARE, Ohio (June 4, 2003) - Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging with niche businesses in paper, corrugated packaging and timber, today announced results for the second quarter ended April 30, 2003. Net income before restructuring charges and timberland gains was $5.7 million compared with $3.6 million for the second quarter 2002. Earnings per share before restructuring charges and timberland gains were $0.20 per Class A share compared with $0.13 for the same period last year and $0.30 per Class B share versus $0.19 for the second quarter 2002.

Including restructuring charges and timberland gains, the Company reported a net loss of $5.1 million, or $0.18 per Class A share and $0.27 per Class B share, in the second quarter 2003 versus net income of $6.9 million, or $0.24 per Class A share and $0.37 per Class B share, in the second quarter 2002. A reconciliation of the GAAP to non-GAAP results is included in the financial schedules that are part of this release.

Net sales rose 7% to $423.6 million for the second quarter 2003 from $396.9 million last year. Sales were 3% higher for the quarter excluding the impact of foreign currency translation.

Gross profit was $74.0 million, or 17.5% of net sales, for the second quarter 2003 versus $81.3 million, or 20.5% of net sales, for the same period last year. Principal factors impacting the quarter-over-quarter comparison were lower selling prices for linerboard and medium, higher costs for raw materials and energy, and lower timber sales.

Selling, general & administrative ("SG&A") expenses declined to $55.8 million, or 13.2% of net sales, for the second quarter 2003 from $66.3 million, or 16.7% of net sales, a year ago. The decline in SG&A expenses was primarily attributable to the Company's emphasis on permanently reducing costs for the corporate center and other areas within its businesses, including workforce reductions, as part of the previously announced performance improvement plan.

There were $17.4 million of pre-tax restructuring charges for the second quarter 2003, which were part of the performance improvement plan.

Operating profit before restructuring charges increased 21% to $18.2 million for the second quarter compared with $15.0 million for the same period last year. This result was driven by a strong performance in Industrial Packaging & Services, which was partially offset by a decline in Paper, Packaging & Services and lower planned timber sales. Including restructuring charges, operating profit was $0.7 million for the second quarter 2003 compared with $15.0 million for the same period in the prior year.

Michael J. Gasser, chairman and chief executive officer, stated, "We are encouraged by the improvement in second quarter operating profit before restructuring charges. These results were achieved through solid gains in Industrial Packaging & Services, despite the sluggish global economy. Market conditions for Paper, Packaging & Services are beginning to stabilize; however, the second quarter results were impacted by soft market conditions and higher input costs."

Mr. Gasser continued, "We are on schedule to achieve our performance improvement plan objectives for fiscal 2003. These efforts will position Greif to earn at least its cost of capital in weak economic environments and produce superior returns over the complete business cycle."

Business Group Results

During the second quarter 2003, the Company began reporting its segment data based on operating profit before restructuring charges. Previously, this information was based on earnings before interest, income taxes, depreciation, depletion, amortization, equity in earnings of affiliates and minority interests ("EBITDA") before restructuring charges and timberland gains.

Industrial Packaging & Services

Net sales rose 12% to $343.4 million for the second quarter 2003 from $306.6 million the prior year, led by a 29% increase in Europe. On a consolidated basis, sales increased 7% excluding the impact of foreign currency translation. Cost reduction initiatives continue to be implemented, especially in North America, to rationalize costs and improve operating efficiencies. Operating profit rose to $13.6 million, before restructuring charges of $14.1 million, for the second quarter 2003 from $3.4 million a year ago.

Paper, Packaging & Services

Net sales declined to $73.5 million for the second quarter 2003 from $79.4 million for the second quarter 2002 due to continuation of soft market conditions, especially in the Company's converting operations, and lower average selling prices for linerboard and medium of approximately 3%. These reductions more than offset benefits from slightly higher tonnage produced at the mills. Market conditions began to stabilize near the end of the second quarter 2003; however, overall conditions have not improved materially to date.

The second quarter 2003 operating loss was $0.3 million, before restructuring charges of $3.3 million, compared with operating profit of $3.2 million a year ago. In addition to lower net sales, the second quarter 2003 results were also impacted by higher average costs for recycled fiber, approximately 30% above second quarter 2002, and increased energy costs, which were partially offset by lower SG&A expenses compared with the same quarter last year.

Timber

Timber sales were $6.6 million for the second quarter 2003 compared with $10.9 million last year. The second quarter 2003 timber sales are consistent with budgeted levels. As a result of the lower sales, operating profit was $4.8 million, before restructuring charges of $0.1 million, for the second quarter 2003 versus $8.5 million a year ago. The gain on sale of timberland was $1.6 million in the second quarter 2003 compared with $5.2 million in the same period last year.

Performance Improvement Plan

The performance improvement plan is expected to achieve long-term organic sales growth, productivity enhancements and permanent cost reductions. The Company anticipates realizing $50 million in annual pre-tax cost savings, and incurring, as previously announced, $45 million to $50 million in pre-tax restructuring charges during fiscal 2003.

Debt Outstanding

Total debt outstanding was $657 million at April 30, 2003 compared with $666 million on the same date last year. Total debt to total capitalization was 53.9% at April 30, 2003 versus 52.9% the prior year.

Capital Expenditures

Capital expenditures, excluding timberland purchases, were $10.6 million for the second quarter 2003 compared with $13.4 million a year ago. The Company anticipates that capital expenditures will be approximately $65 million for fiscal 2003, which is below depreciation expense.

Company Outlook

For the remainder of fiscal 2003, the Company expects continued strength in Industrial Packaging & Services, combined with a further decline in SG&A expenses due to the performance improvement plan. Market conditions for Paper, Packaging & Services are expected to stabilize, with modest improvement anticipated during the second half of the year.

As a result of the change in reporting to operating profit before restructuring charges from EBITDA before restructuring charges and timberland gains, the Company's guidance is operating profit before restructuring charges of $110 million to $115 million for fiscal 2003, which is consistent with the previous guidance. The difference in these measures is the inclusion of depreciation, depletion and amortization and exclusion of "other income, net" in operating profit.

Conference Call

The Company will host a conference call to discuss the second quarter results on Thursday, June 5, 2003 at 9:00 a.m. ET at (800) 895-7761. A replay of the call will be on the Company's website.

About Greif

Greif is a world leader in industrial packaging products and services. The Company provides extensive experience in steel, plastic, fibre, corrugated and multiwall

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containers and protective packaging for a wide range of industries. Greif also produces containerboard and manages timber properties in North America. Greif is strategically positioned in more than 40 countries to serve multinational as well as regional customers. Additional information is on the Company's web site at www.greif.com.

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company's future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "project," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information presently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic and business conditions, including a prolonged or substantial economic downturn; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company's customer base for its paper and packaging products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company's products, particularly steel and resin, and price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; the frequency and volume of sales of the Company's timber and timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company's consolidated financial results are further discussed in our filings with the Securities and Exchange Commission, including its Form 10-K for the year ended October 31, 2002. The Company assumes no obligation to update any forward-looking statements.

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                      GREIF, INC. AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                (Dollars in thousands, except per share amounts)


                                                                         Three months              Six months
                                                                        ended April 30,          ended April 30,
                                                                       ----------------          ---------------
                                                                     2003          2002         2003          2002
                                                                     ----          ----         ----          ----
 Net sales                                                       $  423,563    $  396,913   $  809,986     $ 762,103
 Cost of products sold                                              349,552       315,594      668,619       612,698
                                                                 ----------    ----------   ----------     ---------
  Gross profit                                                       74,011        81,319      141,367       149,405

 Selling, general and administrative expenses                        55,838        66,275      112,002       123,183
 Restructuring charges                                               17,449             -       18,988             -
                                                                 ----------    ----------   ----------     ---------
  Operating profit                                                      724        15,044       10,377        26,222

 Interest expense, net                                               14,413        13,227       28,170        27,095
 Gain on sale of timberland                                           1,568         5,222        1,964         8,550
 Other income, net                                                    2,039           698        1,817         4,037
                                                                 ----------    ----------   ----------     ---------
  Income (loss) before income tax expense
   (benefit) and equity in earnings of affiliates
   and minority interests                                           (10,082)        7,737      (14,012)       11,714

 Income tax expense (benefit)                                        (3,069)        2,785       (4,484)        4,217
 Equity in earnings of affiliates and minority interests              1,874         1,964        3,831         3,225
                                                                 ----------    ----------   ----------     ---------
  Income (loss) before cumulative effect of
   change in accounting principle                                    (5,139)        6,916       (5,697)       10,722

 Cumulative effect of change in accounting principle                      -             -        4,822             -
  Net income (loss)                                              ----------    ----------   ----------     ---------
                                                                 $   (5,139)   $    6,916   $     (875)    $  10,722
                                                                 ==========    ==========   ==========     =========
 Basic and diluted earnings (loss) per share:
 Class A Common Stock (before cumulative effect)                 $    (0.18)   $     0.24   $    (0.20)    $    0.38
 Class A Common Stock (after cumulative effect)                       (0.18)   $     0.24   $    (0.03)    $    0.38
 Class B Common Stock (before cumulative effect)                      (0.27)   $     0.37   $    (0.31)    $    0.57
 Class B Common Stock (after cumulative effect)                  $    (0.27)   $     0.37   $    (0.05)    $    0.57

                      GREIF, INC. AND SUBSIDIARY COMPANIES
                                  SEGMENT DATA
                                   (UNAUDITED)
                             (Dollars in thousands)

                                                                          Three months                      Six months
                                                                         ended April 30,                  ended April 30,
                                                                         ---------------                  ---------------
                                                                      2003             2002            2003             2002
                                                                      ----             ----            ----             ----
Net Sales
Industrial Packaging & Services                                   $    343,388     $    306,584    $    646,535     $    585,284
Paper, Packaging & Services                                             73,530           79,412         149,956          155,730
Timber                                                                   6,645           10,917          13,495           21,089
                                                                  ------------     ------------    ------------     ------------
      Total                                                       $    423,563     $    396,913    $    809,986     $    762,103
                                                                  ============     ============    ============     ============

Operating Profit
Industrial Packaging & Services                                   $     13,610     $      3,375    $     17,152     $      2,752
Paper, Packaging & Services                                               (278)           3,191           2,534            7,457
Timber                                                                   4,841            8,478           9,679           16,013
                                                                  ------------     ------------    ------------     ------------
    Operating profit before restructuring charges                       18,173           15,044          29,365           26,222
                                                                  ------------     ------------    ------------     ------------
Restructuring charges:
  Industrial Packaging & Services                                       14,104                -          15,200                -
  Paper, Packaging & Services                                            3,261                -           3,697                -
  Timber                                                                    84                -              91                -
                                                                  ------------     ------------    ------------     ------------
    Total restructuring charges                                         17,449                -          18,988                -
                                                                  ------------     ------------    ------------     ------------
      Total                                                       $        724     $     15,044    $     10,377     $     26,222
                                                                  ============     ============    ============     ============

Depreciation, Depletion and Amortization Expense
Industrial Packaging & Services                                   $     16,576     $     18,253    $     31,956     $     35,601
Paper, Packaging & Services                                              5,330            5,648          10,778           11,293
Timber                                                                     381              707             793            1,699
                                                                  ------------     ------------    ------------     ------------
      Total                                                       $     22,287     $     24,608    $     43,527     $     48,593
                                                                  ============     ============    ============     ============

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                      GREIF, INC. AND SUBSIDIARY COMPANIES
                                 GEOGRAPHIC DATA
                                   (UNAUDITED)
                             (Dollars in thousands)

                                                                     Three months                  Six months
                                                                    ended April 30,              ended April 30,
                                                                    ---------------              ---------------
                                                                  2003          2002           2003          2002
                                                                  ----          ----           ----          ----
Net Sales
North America                                                 $   236,736   $   243,237    $   463,538   $   468,911
Europe                                                            129,407       100,082        236,728       188,691
Other                                                              57,420        53,594        109,720       104,501
                                                              -----------   -----------    -----------   -----------
    Total                                                     $   423,563   $   396,913    $   809,986   $   762,103
                                                              ===========   ===========    ===========   ===========

Operating Profit
North America                                                 $     7,080   $     6,047    $    12,304   $    13,513
Europe                                                              8,054         5,599         11,477         7,583
Other                                                               3,039         3,398          5,584         5,126
                                                              -----------   -----------    -----------   -----------
    Operating profit before restructuring charges                  18,173        15,044         29,365        26,222
Restructuring charges                                              17,449             -         18,988             -
                                                              -----------   -----------    -----------   -----------
    Total                                                     $       724   $    15,044    $    10,377   $    26,222
                                                              ===========   ===========    ===========   ===========

                      GREIF, INC. AND SUBSIDIARY COMPANIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                             April 30, 2003     October 31, 2002
                                             --------------     ----------------
                                              (UNAUDITED)

ASSETS

CURRENT ASSETS
Cash and cash equivalents                      $     20,192         $     25,396
Trade accounts receivable                           263,631              265,110
Inventories                                         152,451              144,320
Other current assets                                 55,942               74,995
                                               ------------         ------------
                                                    492,216              509,821
                                               ------------         ------------

LONG-TERM ASSETS
Goodwill                                            231,078              232,577
Intangible assets                                    26,356               28,999
Other long-term assets                              197,001              194,880
                                               ------------         ------------
                                                    454,435              456,456
                                               ------------         ------------

PROPERTIES, PLANTS AND EQUIPMENT                    799,629              792,018
                                               ------------         ------------

                                               $  1,746,280         $  1,758,295
                                               ============         ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable                               $    131,079         $    133,585
Short-term borrowings                                23,826               20,005
Current portion of long-term debt                     3,000                3,000
Other current liabilities                           117,143              124,982
                                               ------------         ------------
                                                    275,048              281,572
                                               ------------         ------------

LONG-TERM LIABILITIES
Long-term debt                                      630,248              629,982
Other long-term liabilities                         276,825              276,267
                                               ------------         ------------
                                                    907,073              906,249
                                               ------------         ------------

MINORITY INTEREST                                     1,544                1,345
                                               ------------         ------------

SHAREHOLDERS' EQUITY                                562,615              569,129
                                               ------------         ------------

                                               $  1,746,280         $  1,758,295
                                               ============         ============

                      GREIF, INC. AND SUBSIDIARY COMPANIES
                         GAAP TO NON-GAAP RECONCILIATION
                (Dollars in thousands, except per share amounts)


                                                             Three months ended April 30, 2003
                                                             ---------------------------------
                                                                           Per Share Amounts*
                                                                           ------------------
                                                                          Class A    Class B
GAAP - net loss                                              $  (5,139) $   (0.18) $   (0.27)
 Restructuring charges, net of tax                              11,865       0.42       0.63
 Timberland gains, net of tax                                   (1,066)     (0.04)     (0.06)
                                                             ---------  ---------  ---------
Non-GAAP - net income before restructuring charges
  and timberland gains                                       $   5,660  $    0.20  $    0.30
                                                             =========  =========  =========

                                                             Three months ended April 30, 2002
                                                             ---------------------------------
                                                                           Per Share Amounts*
                                                                           ------------------
                                                                          Class A    Class B
GAAP - net income                                            $   6,916  $    0.24  $    0.37
 Timberland gains, net of tax                                   (3,342)     (0.11)     (0.18)
                                                             ---------  ---------  ---------
Non-GAAP - net income before timberland gains                $   3,574  $    0.13  $    0.19
                                                             =========  =========  =========

* Basic and diluted